Exhibit 10.3

Separation Agreement and General Release

Aimee Williams-Ramey (“Executive” and referred to herein as “you”) and Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), hereby knowingly and voluntarily agree to enter into this Separation Agreement and General Release (“Agreement”) which sets forth the terms agreed to in connection with the termination of your employment with the Company.  You and the Company are referred to herein as the “Parties” or individually as a “Party”.

1.Termination Benefits.
(a)Your employment with the Company as Chief Legal Officer and Corporate Secretary will terminate effective as of August 11, 2023 (the “Termination Date”), and as of the Termination Date, you will be deemed to have immediately resigned without the requirement of any additional action, from all other positions you held with the Company and its Affiliates. As of the Termination Date, you will be deemed to have incurred a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). You will be paid the Accrued Amounts as soon as practicable following the Termination Date.
(b)In exchange for your waiver of claims against the Released Persons (as defined below), compliance with the other terms and conditions of this Agreement (including extension of the Restricted Period pursuant to Section 9), and entry into the consulting agreement between you and the Company, dated as of August 11, 2023 (the “Consulting Agreement”), upon the Effective Date (as defined below), the Company agrees to provide you with the payments and benefits provided as set forth on Exhibit A attached hereto.
(c)You acknowledge that the arrangements, payments, and benefits described in this Agreement are in lieu of and in full satisfaction of any amounts that might otherwise be payable to you under any agreement, contract, understanding, plan, policy or practice, past or present, of the Company and/or any of its Affiliates, including without limitation any offer letters, employment agreements, or other agreements you may have received or entered into with respect to your employment with the Company (including, without limitation, your employment agreement with the Company, effective June 13, 2022 (the “Employment Agreement”)).  You acknowledge and agree that you have received payment for all salary, wages, bonuses, and other compensation and you are not due anything further except as specified in this Agreement.  Except as expressly set forth herein, you shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any of its Affiliates following the Termination Date, including, but not limited to, any bonus or incentive compensation, notice pay, or severance pay, except as specifically allowed by such benefit plans or pursuant to COBRA.
2.General Release and Waiver of Claims.
(a)In consideration for the payments and benefits to be provided to you pursuant to Section 1(b) above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its Subsidiaries, divisions, Affiliates and related business entities, successors and assigns, and any of its or their respective directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (in each case, in their capacity as such) (collectively the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind

Exhibit 10.3

whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), which you have had, now have, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the Termination Date, except as provided in subsection (c) below.
(b)Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Persons from any and all such claims, whether known or unknown, which you have had, now have, or may have against the Released Persons arising out of your employment or termination thereof, including, but not limited to:
(i)any claim under the Age Discrimination in Employment Act (as amended by the Older Workers’ Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Persons subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act of 1938, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Texas Labor Code, the Texas Payday Law, the Texas Anti-Retaliation Act, the Texas Commission on Human Rights Act and the Texas Whistleblower Act, in each case as amended;
(ii)any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, sick pay, severance, and other compensation that may be legally waived and released;
(iii)any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of contract, tortious interference, breach of duty, personal injury or any other harm, wrongful or retaliatory discharge, fraud, defamation, and negligent or intentional infliction of emotional distress; and
(iv)any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical expenses, costs and disbursements, punitive and liquidated damages, and penalties.
(c)Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims:  (i) that arise after the Termination Date, including, without limitation, such claims related to any equity award held by you; (ii) to enforce this Agreement and/or for the payments or benefits required to be provided under Section 4(b) of the Employment Agreement and Exhibit A to this Agreement; (iii) regarding rights of indemnification and receipt of legal fees and expenses to which you are entitled under the Employment Agreement, the Company’s or a Subsidiary of the Company’s Certificate of Incorporation or By-laws (or similar instrument), pursuant to any separate writing between you and the Company or any Subsidiary of the Company or pursuant to applicable law; or (iv) relating to any claims for accrued, vested benefits under any employee benefit plan or retirement plan of the Released Persons subject to the terms and conditions of such plan and applicable law (excluding any severance or termination pay plan, program or arrangement, claims to which are specifically waived hereunder).

Exhibit 10.3

(d)In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.
3.Specific Release of ADEA Claims.
(a)You acknowledge that you are waiving and releasing claims under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act.  Your further acknowledge that you:  (i) have carefully read this Agreement in its entirety; (ii) have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) days; (iii) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (iv) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (v) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (vi) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.
(b)You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement.  You may accept this Agreement by signing it and returning it to the Company’s Chief Financial Officer at the address specified pursuant to Section 15 of the Employment Agreement.  After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement (other than Section 1(a) above) by indicating your desire to do so in writing delivered to the Chief Financial Officer at the address above by no later than 5:00 p.m. Central Standard Time on the seventh (7th) day after the date you sign this Agreement.  This Agreement shall not become effective until the eighth (8th) day after you sign this Agreement (the “Effective Date”), provided you do not revoke your consent during the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement (other than Section 1(a) above), including but not limited to the obligation of the Company to provide the payments and benefits provided in Section 1(b) above, shall be deemed automatically null and void.  You hereby acknowledge and agree that Section 1(a) shall take immediate and irrevocable effect as of the Termination Date, regardless of whether you invoke your right to revoke this Agreement in accordance with this Section 3.
4.Administrative Charges and Complaints.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  Further, you understand that claims challenging the validity of this Agreement under the Age Discrimination Employment Act as amended by the Older Workers’ Benefit Protection Act are not released.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you

Exhibit 10.3

are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

5.Company Property; Intellectual Property.
(a)Return of Company Property.  Unless otherwise provided for herein, you acknowledge and agree that all Company-owned or leased property, documents, records, and files (electronic, paper or otherwise), software, equipment, and other physical property, including but not limited to mobile phones, laptops, tablets, access cards, ID cards, keys, computers, hardware, databases, and all items containing proprietary and/or Confidential Information of the Company (defined below), that you have received, acquired, or which have come into your possession or been produced by or to you in connection with your employment (collectively, “Company Property”), have been and remain the sole property of the Company.  You agree to conduct a thorough and diligent search and return to the Company all such tangible Company Property within five (5) business days of your receipt of this Agreement.  You further agree to conduct a thorough search for, and permanently and irrevocably delete, any intangible Company Property which exists or is stored in any e-mail account, in any cloud account, or on any computer, laptop, tablet, mobile device, or other electronic device which is accessible, possessed, controlled or owned by you.
(b)Assignment of Rights to Intellectual Property.  You agree to promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations that you have conceived or made during your employment (collectively referred to as “Company Inventions”); provided, however, that in this context, Company Inventions are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Company, or any of its Affiliates or Subsidiaries; (ii) are suggested by or result from your work at the Company; or (iii) result from the use of the time, materials or facilities of any member or Affiliate of the Company.  You assign and agree to assign to the Company your full right, title, and interest in and to all Company Inventions, and further agree to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) that may be requested to assign Company Inventions to the Company or its designee and/or to permit the Company or its designee to enforce any patent, copyrights, or other proprietary rights to the Company Inventions.  You acknowledge and agree you will not charge the Company for any time, expense, or resources spent in complying with these obligations, and that any copyrightable Company Inventions that you created during your employment shall be considered “works made for hire” and shall, upon creation, be owned by the Company.

6.Reserved.

No Admission of Liability.  This Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.
8.Validity and Enforcement.
(a)Capitalized terms in this Agreement (including any exhibits attached hereto) that are not defined in this Agreement shall have the meaning ascribed to such terms in the Employment Agreement.
(b)Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against

Exhibit 10.3

one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
(c)You represent and warrant that you have not assigned or transferred to any person or entity any of your rights which are or could be covered by this Agreement, including but not limited to the waivers and releases contained in this Agreement.
(d)This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
9.Continuing Obligations.  You and the Company acknowledge that the terms and obligations set forth in Sections 5 through 11 of the Employment Agreement survive the termination of your employment and you and the Company agree to continue to comply with those terms and obligations. The Company agrees to instruct its directors and officers not to make any statements that would violate Section 8 of the Employment Agreement if they were made by the Company, and the Company shall use its commercially reasonable efforts to enforce such direction. Those Restrictive Covenants and/or obligations that come into effect upon the last day of your employment with the Company shall begin on the Termination Date. Notwithstanding any provision in the Employment Agreement to the contrary, in exchange for the consideration set forth on Exhibit A, you acknowledge and agree that the Restricted Period shall be extended to eighteen (18) months following the Termination Date. Nothing in this Agreement or the Employment Agreement shall be interpreted or applied in a manner to prevent or restrict you from providing legal services to any individual or entity, whether as in-house counsel or outside counsel. For the avoidance of doubt, and without limiting the foregoing, nothing in this Agreement or the Employment Agreement shall prohibit you from engaging in the private practice of law as a sole practitioner or member of a law firm, irrespective of whether members of a law firm with whom you are affiliated or you, in such capacity, represent businesses that are engaged in a Competing Business.
10.Section 409A.  This Agreement is intended to comply with Section 409A, including the exceptions thereto, and shall be construed and administered in accordance with such intent and may be modified to satisfy Section 409A.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties of the applicable provision without violating the provisions of Section 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  Any payments to be made under this Agreement upon termination of employment shall only be made upon “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that you may incur on account of non-compliance with Section 409A.
11.Tax Treatment.  The Company makes no commitment or guarantee to you that any federal, state, local, or other tax treatment will (or will not) apply or be available to you and assumes no liability whatsoever for any potential tax consequences (including any penalties or interest related thereto) to you. Notwithstanding any other provisions of this Agreement, the Company may withhold from amounts payable

Exhibit 10.3

under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

12.Governing Law.  Any dispute regarding this Agreement shall be subject to Texas law without reference to its choice of law provisions. In any action brought to enforce any obligation arising out of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.
13.Entire Agreement and Modifications.  This Agreement, the provisions of the Employment Agreement incorporated herein, and the Consulting Agreement, collectively, (i) constitute the entire agreement between the Parties regarding the termination of your employment; (ii) survive the termination of your employment; and (iii) supersede and cancel all prior and contemporaneous written and oral agreements, if any.  You affirm that by entering into this Agreement you are not relying upon any other oral or written promise or statement made by anyone at any time on behalf of the Company.  This Agreement may not be amended, altered or modified other than in a writing signed by you and an authorized representative of the Company.
14.Acknowledgment.  You warrant that you are fully competent to enter into this Agreement.  You acknowledge that you have been afforded a reasonable period of time and opportunity to review this Agreement with an attorney of your choice.  You represent that you have read this Agreement, including the Release, that you fully understand the terms, and that you choose to enter into this Agreement freely, voluntarily, and without coercion.

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Exhibit 10.3

IN WITNESS WHEREOF, Executive and the Company have caused this Agreement to be executed as of the date(s) set forth below.

EXECUTIVE

/s/ Aimee Williams-Ramey
Aimee Williams-Ramey

Date:August 11, 2023

SIX FLAGS ENTERTAINMENT CORPORATION

By:/s/ Gary Mick
Its:Chief Financial Officer
Date:August 11, 2023

Exhibit 10.3

Exhibit A

Severance Entitlements

Subject to (a) Executive’s continued compliance with Sections 5 through 11 (inclusive) of the Employment Agreement (as modified pursuant to Section 9 of the Agreement), (b) Executive’s execution and delivery of the Agreement, and (c) Executive’s non-revocation of the Agreement prior to the expiration of the Revocation Period, Executive will be entitled to the following payments and benefits, in accordance with the terms set forth in this Exhibit A, the Agreement, and the Employment Agreement:

1.	Payment of the full amount of the annual bonus, if any, that would otherwise have been paid to Executive if Executive had remained employed by the Company through December 31, 2023 (the “Annual Bonus”), which Annual Bonus, for the avoidance of doubt, (w) shall be calculated based on the Company’s performance for the full 2023 calendar year, (x) shall be calculated in the same manner that annual bonuses are calculated for other executives of the Company by the Compensation Committee of the Company’s board of directors (the “Committee”), (y) shall not be subject to negative adjustment by the Committee that is not applied to annual bonuses paid to other executives of the Company, and (z) paid in a lump sum at the time annual bonuses are normally paid to the Company’s executives but in no event later than March 15, 2024, it being understood that the Annual Bonus shall be paid to you at such time notwithstanding the earlier termination of your employment on the Termination Date.

2.	Payment of an amount equal to $874,000, which represents the sum of (i) Base Salary and (ii) Target Bonus, to be paid in a lump sum within sixty (60) days following the Termination Date.

3.	Subject to Executive making a timely election pursuant to COBRA, continued health care coverage for a period of twelve (12) months commencing on the Termination Date or until Executive receives comparable coverage from a subsequent employer for Executive (and Executive’s eligible dependents, if any) under the Company’s health plans on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations) with the Company paying the applicable COBRA premium in excess of the amount paid by active employees for such coverage or otherwise providing such coverage to Executive for the amount paid by active employees for such coverage and Executive’s qualifying event for purposes of COBRA shall be treated as occurring on the Termination Date.

Exhibit 10.3

4.	Immediate vesting of then-outstanding unvested equity awards that are scheduled to vest in the twelve (12)-month period following the Termination Date (which, for the avoidance of doubt, shall not include any outstanding performance-vesting restricted stock units) as set forth in the table below:

Award Type	Grant Date	Total Number of Shares Originally Granted	Shares Underlying Portion of the Award Vested as of the Termination Date	Shares Underlying Accelerated Portion of Award	Shares Underlying Forfeited Portion of Award
RSU	June 13, 2022	8,542	2,847	2,847	2,848
RSU	June 13, 2022	10,000	2,500	2,500	5,000
RSU	March 8, 2023	14,049	0	4,683	9,366

Any equity awards held by Executive that remain unvested following the Termination Date after giving effect to the accelerated vesting set forth above shall be forfeited for no consideration.

5.	Payment of a lump sum cash payment equal to $355,000, to be paid within sixty (60) days following the Termination Date.

6.	Payment of a lump sum cash payment equal to $10,000, which Executive may, in Executive’s sole discretion, use for executive outplacement services, to be paid within sixty (60) days following the Termination Date.

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